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                                                                    Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-47530, 33-58300, 333-4530, 333-38981, 333-86935, 333-76076 and 333-87898 on Form S-8
and 333-87866 on Form S-3 of Unitrin, Inc. of our reports dated January 31, 2002, relating to the consolidated balance sheet of Unitrin, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income and related financial statement schedules for each of the years in the two-year period ended December 31, 2001, which reports appear or are incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of Unitrin, Inc.

/s/ KPMG LLP
Chicago, Illinois
January 29, 2003